UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2007

TOWER TECH HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-31313 (Commission File Number)	88-0409160 (IRS Employer Identification No.)

100 Maritime Drive, Suite 3C, Manitowoc, Wisconsin 54220

(Address of principal executive offices) (Zip Code)

(920) 684-5531

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 26, 2007, Tower Tech Holdings Inc. (“Tower Tech”) entered into an employment agreement with Raymond L. Brickner III, its President and Chief Operating Officer. The term of the agreement commences March 1, 2007 and terminates February 28, 2010, but may be terminated earlier (i) by Tower Tech upon 30 days’ notice, (ii) upon the mutual consent of Tower Tech and Mr. Brickner, or (iii) by either Tower Tech or Mr. Brickner upon the material breach or violation of the terms of the agreement. The agreement contains a covenant not to compete for two years after the termination of the agreement, but allows Mr. Brickner to participate in activities with his company, RBA, Inc., so long as such activities do not compete with Tower Tech. The agreement provides for an annual base salary of $150,000.

On March 1, 2007, Tower Tech entered into a Securities Purchase Agreement (the “Agreement”) with two accredited investors (the “Investors”) pursuant to which Tower Tech agreed to sell, and the Investors agreed to purchase 10,266,667 shares of Tower Tech common stock for a total investment of $15,400,000. Proceeds of the financing will be used to reduce debt, to purchase equipment, and for working capital and general corporate purposes.

Tower Tech has agreed to file a registration statement with the Securities and Exchange Commission in order to register the resale of the shares that were issued to the Investors, pursuant to the terms of a Registration Rights Agreement dated March 1, 2007.

In addition, Tower Tech agreed that (i) for so long as the Investors or their affiliates hold at least 10% of the issued and outstanding common stock, the Investors shall have the right to appoint two members of Tower Tech’s Board of Directors, and (ii) it would not revoke its approval of the acquisition of up to 35% of the common stock on a fully diluted basis by the Investors (the “Covenants”).

This summary description of the financing does not purport to be complete and is qualified in its entirety by reference to the Securities Purchase Agreement and Registration Rights Agreement, which are filed as exhibits hereto.

Item 1.02	Termination of a Material Definitive Agreement

By letter agreement dated March 1, 2007, Tower Tech terminated the Investment Agreement dated as of June 27, 2006 with Dutchess Private Equities Fund, L.P. (“Dutchess”) and the Registration Agreement with Dutchess dated June 27, 2006. Under the Investment Agreement, Dutchess had committed to purchase up to $15,000,000 of Tower Tech’s common stock over the course of 24 months pursuant to requests made by Tower Tech based upon the trading price and trading volume of the common stock, once Tower Tech had filed a registration statement covering the shares of common stock underlying the Investment Agreement.

Since the registration statement had not been filed and Dutchess had not purchased any securities under the Investment Agreement, Tower Tech and Dutchess mutually agreed to terminate these agreements.

Item 3.02	Unregistered Sales of Equity Securities

As disclosed above, Tower Tech sold 10,266,667 shares of its common stock for $15,400,000 to two accredited investors in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933. No underwriters, placement agents or finders were used in this transaction. The

Investors were accredited investors and deemed to be sophisticated with respect to the investment in the securities due to their financial condition and business experience. Restrictive legends were placed on the certificates evidencing the securities issued.

In addition, Tower Tech issued a total of 722,297 shares of its common stock as repayment of $1,083,447 of debt owed to its officers and directors as follows:

Name	Amount of Debt	Number of Shares
Raymond L. Brickner III	$258,500	172,333
Christopher C. Allie	$247,826	165,217
Daniel P. Wergin	$325,608	217,072
Terence P. Fox	$251,513	167,675
TOTAL	$1,083,447	722,297

Item 5.01	Changes in Control of Registrant

Among the conditions to the closing of the stock purchase described in Item 1.01 above were the following:

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Investors receiving irrevocable proxies from Christopher C. Allie, Raymond L. Brickner III, Terence P. Fox and Daniel P. Wergin (the “Founders”) with respect to enforcing the Investors’ rights under the Covenants described in Item 1.01 above; and

•

Investors having entered into a securities purchase agreement with each of the Founders for the purchase of 600,000 shares from each of the Founders, for a total of 2,400,000 shares, at $1.50 per share.

As a result of these transactions, the Investors, Tontine Capital Partners, L.P., a Delaware limited partnership, and its affiliate, Tontine Capital Overseas Master Fund, L.P., a Cayman Islands limited partnership, own 10,133,334 shares and 2,533,333 shares of record, respectively, which constitute 21.2% and 5.3%, respectively, of the issued and outstanding shares of common stock. The proxies give the Investors voting control over 30,738,964 shares, or 64.4% of Tower Tech’s issued and outstanding shares of common stock with respect to enforcing the Investors’ rights under the Covenants.

The Investors also entered into a letter agreement with each of the Founders, Samuel W. Fairchild, and Integritas Inc. (the “Stockholders”) which grants the Investors, with respect to the Tower Tech shares owned by the Stockholders and certain of their trusts, (i) a right of first offer in the event a Stockholder wishes to transfer such shares and (ii) a right of first refusal in the event a Stockholder receives an unsolicited offer from a third party to purchase any of such shares.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 26, 2007, Samuel W. Fairchild resigned as the Chief Executive Officer of Tower Tech effective as of that date and resigned as a director effective March 5, 2007.

Item 9.01	Financial Statements and Exhibits

Regulation S-B Number	Document
10.1	Employment Agreement with Raymond L. Brickner III dated February 26, 2007
10.2	Securities Purchase Agreement dated March 1, 2007 between Tower Tech Holdings Inc. and the Buyers named therein
10.3	Registration Rights Agreement dated March 1, 2007
99.1	Press Release dated March 2, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWER TECH HOLDINGS INC.
March 2, 2007	By: /s/ Terence P. Fox Terence P. Fox, Secretary and General Counsel

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